Exhibit 10.6

FIRST AMENDMENT TO THE

STANLEY, INC.

2006 OMNIBUS INCENTIVE COMPENSATION PLAN

Pursuant to the powers reserved by the Board of Directors of Stanley, Inc. under this Section 7(a) of the Stanley, Inc. 2006 Omnibus Incentive Compensation Plan, (the “2006 Plan”), the 2006 Plan is hereby amended as follows, effective as of the date hereof:

FIRST AND ONLY CHANGE

Section 2 of the 2006 Plan is amended to include the following:

“Award Agreement” means any written agreement, contract or other instrument or document, including any document delivered electronically or posted on the Company’s intranet, evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.

The Plan, as amended above, is hereby ratified and confirmed in all respects.